MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six months ended March 31, 2011		Nine months ended June 30, 2011
	Previously reported	Corrected	Previously reported	Corrected
	(in millions)
Operating activities:
Net loss	$(25.8)	$(25.8)	$(28.5)	$(28.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	14.7	14.7	24.3	24.3
	(11.1)	(11.1)	(4.2)	(4.2)
Depreciation	17.0	17.0	25.3	25.3
Amortization	14.5	14.5	21.9	21.9
Stock-based compensation	3.6	3.6	4.9	4.9
Deferred income taxes	(7.2)	(1.4)	(14.5)	(4.5)
Retirement plans	2.5	4.7	6.2	6.2
Interest rate swap contracts	3.9	3.9	6.0	6.0
Other, net	0.2	0.2	1.5	1.5
Changes in assets and liabilities, net of acquisitions:
Receivables	(4.6)	(4.6)	(18.0)	(18.0)
Inventories	1.6	1.6	7.2	7.2
Other assets	0.7	0.7	(2.0)	(2.0)
Liabilities	(34.5)	(34.5)	(34.5)	(34.5)
Net cash provided by (used in) operating activities from continuing operations	(13.4)	(5.4)	(0.2)	9.8
Investing activities:
Capital expenditures	(10.0)	(10.0)	(15.9)	(15.9)
Acquisitions	(7.9)	(7.9)	(7.9)	(7.9)
Proceeds from sales of assets	0.9	0.9	1.1	1.1
Net cash used in investing activities from continuing operations	(17.0)	(17.0)	(22.7)	(22.7)
Financing activities:
Debt borrowings	0.1	0.1	0.5	0.5
Common stock issued	0.3	0.3	—	—
Deferred financing fees paid	(0.3)	(0.3)	(0.4)	(0.4)
Dividends paid	(5.4)	(5.4)	(8.1)	(8.1)
Other	0.2	0.2	0.6	0.6
Net cash used in financing activities from continuing operations	(5.1)	(5.1)	(7.4)	(7.4)
Net cash flows from discontinued operations:
Operating activities	(1.8)	(9.8)	(3.0)	(13.0)
Investing activities	(4.2)	(4.2)	(6.1)	(6.1)
Net cash used in discontinued operations	(6.0)	(14.0)	(9.1)	(19.1)
Effect of currency exchange rate changes on cash	1.3	1.3	1.1	1.1
Net change in cash and cash equivalents	(40.2)	(40.2)	(38.3)	(38.3)
Cash and cash equivalents at beginning of period	84.0	84.0	84.0	84.0
Cash and cash equivalents at end of period	$43.8	$43.8	$45.7	$45.7